CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for JNF Balanced Portfolio, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment under the Securities Act of 1933 and under the Investment Company Act of 1940 to the Northern Lights Variable Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 13, 2008